Exhibit 10.1

EXCLUSIVE CONSULTING AND SERVICES AGREEMENT

This Exclusive Consulting and Services Agreement (the “Agreement”) is entered into as of July 9, 2021 in Shanghai by and between the following parties:

Party A: Shanghai Earn and Earn Management Consulting Co., Ltd.

Address: Room 1064, Floor 5, Building #5, 6488 Tingwei Road, Jingshan District, Shanghai

Party B: Shanghai Earntz Nonwoven Co., Ltd.

Address: 88 Jiangong Road, Building #3, Fengjin, Jingshan District, Shanghai

WHEREAS:

(1) Party A, a wholly foreign-owned enterprise registered in the People’s Republic of China (the “PRC”) under the laws of the PRC, provides consulting and services as part of its permitted business in the PRC.

(2) Party B is a limited liability company registered in the PRC, and is licensed by the competent governmental authorities to carry on the business of research & development, manufacture, operation and sale of nonwoven and related products.

(3) Party A agrees to provide Party B with technical and management consulting and services and Party B agrees to accept such technical and management consulting and services.

NOW THEREFORE, the parties through mutual negotiations agree as follows:

1.	Technical and Management Consulting and Services; Exclusivity

1.1 During the term of this Agreement, the Party A agrees to, as the exclusive provider of the technical and management consulting and services to the Party B, provide technical and management consulting and services as further specified in Appendix 1 hereto to Party B.

1.2 Party B hereby agrees to accept the technical and management consulting and services to be provided by the Party A. Party B further agrees that, during the term of this Agreement, technical and management consulting and services shall be exclusively sourced by it from Party A and it shall not engage any third party to provide technical and management consulting and services the same as, similar to or comparable to or may replace the technical and management consulting and services for such business without the prior written consent of Party A.

1.3 Party A shall be the sole and exclusive owner of all rights, title and interests to any and all intellectual property rights arising from the provision of technical and management consulting and services under this Agreement, including, without limitation, any copyrights, patent, know-how, trade secrets and otherwise, whether developed by Party A or as improvements or derivatives resulting from Party A’s intellectual property becoming known to, possessed under or developed by Party B.

2.	Service Fee and Payment

2.1 Party B shall pay an annual service fee to Party A in the equivalent amount of Party B’s audited total amount of net income of such year (the “Service Fee”). If Party B’s annual net income is zero or negative, Party B is not required to pay the annual Service Fee.

2.2 Party A agrees that, during the term of this Agreement, Party A shall enjoy all economic benefits of, and bear all risks or losses arising from, the business operation of Party B; to ensure that Party B could meet its daily operating cash flow requirements and/or for the purpose of offsetting any operating loss incurred, regardless of Party B’s actual occurrence of such operating losses, Party A may in its full discretion to provide financial support to Party B (to the extent permitted under PRC laws and regulations), and Party A may provide financial support to Part B in the form of loans, and they shall enter into independent loan agreements in relation to such loans; in the event that Party B incurs any operating loss or experiences significant operation difficulties, Party A is entitled to request Party B to cease its operations at any time, and Party B shall unconditionally accept the request of Party A.

2.3 In the event that Party B fails to pay the Service Fee and other expenses in accordance with this Agreement, Party B shall additionally pay liquidated damage in an amount representing 0.05% late payment per day to Party A.

2.4 If at its own expense, Party A is entitled to appoint its employees or other certified accountants or auditors in PRC or other countries (the “Authorized Representative of Party A”) to examine Party B’s accounts to review the calculation method and the amount of the Service Fee. For this purpose, Party B shall provide the Authorized Representative of Party A with all requested documents, accounts, records, data, and etc., so that the Authorized Representative of Party A can audit Party B’s accounts and determine the amount of the Service Fee, and Party B consent to the disclosure of such information and materials by Party A’s shareholders to the satisfaction of the requirements of securities regulations. Except for material mistakes, the amount of the Service Fee shall be the amount as determined by the Authorized Representative of Party A.

2.5 Party A and Party B hereby confirm that, the aforementioned Service Fee only includes the compensation that Party A shall be paid for the provision of Consultancy and Services. Party B shall bear all travel expenses, transportation expenses, postage and all expenses in relation to the engagement of the certified accountants or auditors.

2.6 Party B shall make payment of the Service Fee to Party A without any deduction (such as bank commissions and etc.), and Party B shall bear all such deductions.

2.7 Both Parties agree that, the services provided by Party A under this Agreement to Party B shall also be applicable to the subsidiaries controlled by Party B, and Party B shall procure each of its controlled subsidiaries to exercise rights and perform obligations in accordance with this Agreement.

2.8 Party A and Party B agree that both parties will jointly bear all economic losses incurred as a result of the performance of this Agreement.

2.9 Party B’s relevant shareholders will pledge their equity interests in Party B to Party A to secure all Service Fee, liquidated damages, actual expenses and indemnifications payable by Party B under this Agreement.

3.	Obligations to Refrain from Acts

Commencing from the signing date of this Agreement, unless obtained the written consent of Party A or its designated party, Party B shall not, and shall procure and ensure any of its subsidiaries not to conduct any of the following activities:

3.1 Any business not in the ordinary course of the company (“Business of the Company”) or not consistent with the former practice of the company or conducted in an informal way;

3.2 Any increase or decrease of registered capital of the company, any alternation on the structure of the company’s registered capital in other manners, any adjustment in relation to the business scope of the company or any amendments of the articles of association of the company;

3.3 Any change in the ordinary business procedure of the company, or any material amendment on the internal regulations and policies;

3.4 Any material adjustment with respect to its business models, marketing strategies, management policies or customer relationships;

3.5 Any contractual arrangements with any third parties with the purpose of controlling the company;

3.6 Any consolidation, merger, acquisition, joint venture or other forms of joint operation on the Business of the Company;

3.7 Any capital expenditure other than in the ordinary course of business of the company;

3.8 Execution of material contracts other than in the ordinary course of business of the company;

3.9 Dissolution or liquidation of the company;

3.10 Adoption or change of any business plan or annual budget of the company;

3.11 Causing the company to bear any debt other than in the ordinary course of business of the company;

3.12 Deferring any company’s due debt to third parties ;

3.13 Inheriting or providing guarantee for any debt other than in the ordinary course of business of the company;

3.14 Providing guarantees to any third party with its assets or intellectual properties, or creating any other encumbrances on the company’s assets or interests;

3.15 Sale, transfer, pledge, permission or disposition of the any assets in other forms (including without limitation, any kinds of tangible assets, intellectual properties and other assets or relevant rights on the assets, such as copyrights, patents, patent applications, trademarks, software, technology secrets, business secrets or other rights) (other than in the ordinary course of business of the company), the business or the lawful rights to the revenue;

3.16 Any external investment;

3.17 Distribution of the profits and dividends in any form;

3.18 Any material change on the accounting policy of the company, or

3.19 Any engagement or change of the company’s auditor.

4.	Representations and Warranties

4.1 Party A hereby represents and warrants as follows:

4.1.1 Party A is a company duly registered and validly existing under the laws of the PRC;

4.1.2 Party A has full right, power, authority and capacity and all consents and approvals of any other third party or government necessary to execute and perform this Agreement, which shall not conflict with any enforceable and effective laws or contracts binding on or applicable to Party A;

4.1.3 Once the Agreement has been duly executed by both parties, it will constitute a legal, valid and binding obligation of Party A enforceable against it in accordance with its terms.

4.2 Party B hereby represents and warrants as follows:

4.2.1 Party B is a limited liability company duly registered and validly existing under the laws of the PRC.

4.2.2 Party B has full right, power, authority and capacity and all consents and approvals of any other third party or government necessary to execute and perform this Agreement, which shall not conflict with any enforceable and effective laws or contracts binding on or applicable to Party B.

4.2.3 Once the Agreement has been duly executed by both parties, it will constitute a legal, valid and binding obligation of Party B enforceable against it in accordance with its terms.

5.	Operation Management and Personnel Arrangement

5.1 Party B agrees to accept suggestions of Party A in relation to employment, dismissal of the company’s staff, daily operation and management of the company and financial management of the company, as well as to implement the above suggestions strictly.

5.2 To the extent of not violating PRC laws and regulations, Party B and/or any of its subsidiaries shall elect candidates recommend by Party A as the company’s directors/executive directors and senior managements (including the general manager, chief financial officer and other senior managements). Unless with the prior written consent from Party A or required by laws, Party B and/or any of its subsidiaries shall not refuse to elect Party A’s recommended candidates with any reasons.

5.3 Commencing from the execution date of this Agreement, unless with the prior consent from Party A or its designated parties, Party B shall not, and shall procure and ensure any of its subsidiaries not to engage, dismiss any director/ executive director or any senior management of the company, or amend conditions with regard to appointment/engagement of directors/executive directors or senior managements of the company.

6.	Intellectual Property

6.1 Any intellectual properties developed during the performance of this Agreement, including without limitation, copyrights, patent rights, technical secrets, business secrets and any other intellectual properties, shall be owned by Party A, despite that such intellectual properties developed by Party A independently or by Party B based on Party A’s intellectual properties or by Party A based on Party B’s intellectual properties. The licensing of such intellectual properties shall be determined by both parties after negotiation.

6.2 In the event that the development of the intellectual properties is carried out by Party A based on Party B’s intellectual properties, Party B shall ensure that such intellectual properties are free from any defect, and in the event that Party A suffers any loss due to the aforementioned defects, Party B shall bear such losses. If Party A becomes liable for compensation to any third party consequently, then Party A is entitled to recovery

7.	Confidentiality

7.1 Within the term of this Agreement, all customer information (the “Customer Information”) and other related materials in connection with Party B’s Business and Services provided by Party A shall be owned by Party A.

7.2 Notwithstanding the termination of this Agreement, the Parties shall be obliged to keep in strict confidence the trade secrets and proprietary information of the other Party acquired during the performance of this Agreement, the Customer Information jointly owned by both Parties and any non-public information of the other Party (collectively, the “Confidential Information”). The receiving party of the Confidential Information (the “Receiving Party”) shall not disclose the Confidential Information or any part thereof to any third parties unless it obtains prior written consent of the other Party, or required by relevant laws and regulations or requirements of relevant stock exchange. The Receiving Party may not use, directly or indirectly, such Confidential Information or any part thereof for purposes other than performing its obligations under this Agreement.

7.3 The following information shall not constitute Confidential Information:

7.3.1 any information which, as shown by written evidence, has previously been known to the Receiving Party;

7.3.2 any information which enters the public domain not due to the fault of the Receiving Party or is known by the public for other reasons; or

7.3.3 any information lawfully acquired by the Receiving Party from another source subsequent to the receipt of relevant information.

7.4 The Receiving Party may disclose the Confidential Information to its relevant employees, agents or professionals it retains, but shall secure that the above persons should be bound by this Agreement, keep the Confidential Information confidential, and use such Confidential Information solely for the purpose of performing this Agreement.

7.5 Upon termination of this Agreement, the Receiving Party of the Confidential Information shall return any and all documents, information or software containing any such Confidential Information to the original owner or provider of such Confidential Information; or with prior consent of the original owner or provider, destroy and delete all of such Confidential Information from any electronic device, and cease to use it in all circumstances.

7.6 The Parties agree that this Article shall survive the amendment, expiration or termination of this Agreement.

8.	Indemnification

8.1 During the valid term of this Agreement, Party B shall indemnify and keep Party A harmless from any and all losses Party A suffers or may suffers and pay the Service Fee in connection with all completed Services if Party B terminates this Agreement in advance without a course. Unless otherwise set forth in this Agreement, if Party B fails to fulfill its obligations under this Agreement whether in part or in full and does not correct it within 30 days of receipt of Party B’s notice or has made untrue representation or warranty under this Agreement, it is in breach of this Agreement.

8.2 If a Party breaches any representation, warranty or undertaking set forth herein, the innocent Party can send a notice in written to request a correction and take measures to promptly avoid the loss and continuously perform this Agreement within 30 days of the notice. In the occurrence of the loss, the default Party shall indemnify the innocent Party harmless from any and all losses and security its interests under this Agreement.

8.3 The default Party shall indemnify the innocent Party harmless from any and all costs, expenses or losses (including but not limited to the loss of profits of the Company) in connection with an event of default. The amount of indemnification shall equal the losses incurred to the innocent Party including the loss of reasonably expected profits but shall not exceed reasonable expectation of both Parties.

8.4 In the event that Party B does not follow Party A’s instruction, or misuse Party A’s intellectual property or does not follow proper procedures, Party B shall take full responsibilities (for any and all losses). Party B shall promptly notify Party A and assist Party A in any action if it discovers a third party is using Party A’s intellectual property without authority or license.

8.5 Each Party shall be responsible for its own default as set forth in this Agreement in the event that both Parties breach the contract.

8.6 Party A agrees that it shall indemnify and keep Party B harmless from any and all losses Party B suffers or may suffer as the result of the execution and performance hereof and of Party A’s Business, including but not limited to any loss arising from any litigation, repayment pursuit, arbitration, claims lodged in connection with the Party A’s performance of the Service in accordance with the terms of this Agreement; provided that losses due to Party B’s willful or gross fault shall be excluded from such indemnification.

9.	Effective Date and Term

This Agreement shall be executed and come into effect as of the date first set forth above (the “Effective Date”) and remain to be effective indefinitely unless early terminated as set forth in the Termination Section of this Agreement.

10.	Termination

10.1 Early Termination

This Agreement shall terminate automatically after Party A and/or other civil parties designated by the Party A have fully exercised their rights to acquire all (direct and indirect) Party B shareholders’ equity interests in Party B in accordance with the Exclusive Option Agreement entered into by Party A and Party B on the date of execution of the Agreement. Party A may terminate the Agreement unilaterally by serving a thirty (30) days’ prior notice. Unless otherwise provided by law, in no case shall Party B have the right to unilaterally terminate or rescind the Agreement.

10.2 Survival.

Articles 7 and 8 shall survive after the termination or expiration of this Agreement.

11.	Dispute Resolution

Any dispute arising from, out of or in connection with this Agreement shall be settled through amicable negotiations between the parties. If the dispute cannot be settled through negotiations, the dispute shall, upon the request of either Party with notice to the other Party, be submitted to arbitration in Shanghai, PRC, under the auspices of Shanghai International Economic and Trade Arbitration Commission. The place of arbitration shall be in Shanghai. The language of the arbitration shall be in Chinese. The arbitration award shall be final and binding on all parties.

12.	Force Majeure

12.1 Force Majeure shall refer to any event that is beyond the party’s reasonable control and cannot be prevented with reasonable care, including acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning or war. However, any shortage of credit, capital or finance shall not be regarded as an event beyond the control of a party. The party affected by Force Majeure shall notify the other party about the release without delay.

12.2 In the event that the affected party is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, only to the extent within the scope of such delay or prevention, the affected party will not be responsible for any damage by reason of such a failure or delay of performance. The affected party shall take appropriate means to minimize or remove the effects of Force Majeure and attempt to resume performance of the obligations delayed or prevented by the event of Force Majeure. After the event of Force Majeure is removed, both parties agree to use their best efforts to resume performance of this Agreement.

13.	Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, facsimile transmission, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses or to such other address as the party to whom notice is given may have previously furnished to the other parties hereto in writing in the manner set forth above:

Party A: Room 1064, Floor 5, Building #5, 6488 Tingwei Road, Jingshan District, Shanghai

Party B: 88 Jiangong Road, Building #3, Fengjin, Jingshan District, Shanghai

14.	No Assignment

Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto.

15.	Severability

If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and such provision will be fully severable and be void only under jurisdiction and scope of the applicable laws, and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

16.	Amendment and Supplement

Any amendment and supplement of this Agreement shall come into force only after a written agreement is signed by both parties. The amendment and supplement duly executed by both parties shall be part of this Agreement and shall have the same legal effect as this Agreement.

17.	Governing Law

This Agreement shall be governed by and construed in accordance with PRC laws.

IN WITNESS THEREOF the parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first set forth above.

Party A: Shanghai Earn and Earn Management Consulting Co., Ltd.

Authorized Representative:

Party B: Shanghai Earntz Nonwoven Co., Ltd.

Authorized Representative:

Appendix 1: The list of Technical Consulting and Services

Party A shall provide the following technical consulting and services to Party B:

1.	Enterprise Management and Training;
2.	Technology Research and Development of Nonwoven, PPE and related products;
3.	Manufacturing process and method of Nonwoven, PPE and related products; an
4.	The Sale and marketing of Nonwoven, PPE and related products; and
5.	Other related services as reasonably requested by Party B.